BMC Stock Holdings, Inc. Announces 2017 Fourth Quarter and Full Year Results

Atlanta, GA - February 27, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products and services in the U.S. residential construction market, today announced its financial results for the fourth quarter and full year ended December 31, 2017. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Fourth Quarter 2017 Highlights, Compared to the Prior Year Period

•	Net sales of $840.9 million, an increase of 12.5%

•	Net income of $17.6 million, an increase of $7.2 million, including $3.6 million of benefits from the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”)

•	Adjusted EBITDA (non-GAAP) of $47.6 million, an increase of $3.1 million

•	Diluted earnings per share of $0.26, an increase of $0.10 per share

•	Adjusted net income per diluted share (non-GAAP) of $0.23, an increase of $0.02 per share

•	Cash provided by operating activities of $45.8 million, an increase of $2.7 million

Full Year 2017 Highlights, Compared to Full Year 2016

•	Net sales of $3.4 billion, an increase of 8.8%

•	Net income of $57.4 million, an increase of $26.5 million, including a prior year pre-tax impairment charge of $11.9 million and a prior year pre-tax loss on debt extinguishment of $12.5 million

•	Adjusted EBITDA (non-GAAP) of $200.0 million, an increase of $6.1 million

•	Diluted earnings per share of $0.85, an increase of $0.39 per share

•	Adjusted net income per diluted share (non-GAAP) of $1.02, an increase of $0.08 per share

•	Nearing completion of merger integration efforts, resulting in total annual run rate cost savings of approximately $48 million

•	ReadyFrame® sales of $171 million

Commenting on the Company’s performance, David Keltner, Interim President and Chief Executive Officer of BMC, stated, “I’m very pleased with how the team closed out 2017. We saw an acceleration in the fourth quarter of year-over-year growth in our key, value-added product categories, including Structural Components and Millwork, Doors & Windows. In addition, as we near the completion of our integration efforts, we successfully achieved approximately $48 million in full year run rate cost savings from synergies.”

Keltner continued, “As we enter 2018, the team is energized and eager to pursue and accelerate our growth strategies. Specifically, we intend to build upon our solid foundation of value-added products and services, while enhancing our operational excellence and high-performing culture to drive continuous improvement throughout the organization. We also expect to pursue our strategic expansion plans through additional bolt-on acquisitions.”

Jim Major, Executive Vice President and Chief Financial Officer for BMC, added, “This is a very exciting time to be at BMC. We believe positive fundamentals support our view that residential construction will continue to improve in 2018. We are well-positioned to capitalize on this environment with an advantageous leverage ratio and the expectation that operating cash flow will continue to improve year-over-year, which we intend to reinvest in our growth strategies and productivity initiatives. One such investment, the acquisition of Shone Lumber, was announced this morning. With a significant local presence in the new construction and professional remodeling space primarily in Delaware and Southeast Pennsylvania, Shone Lumber will add key capabilities and a diversified mix of customers and products to our Mid Atlantic division.”

Fourth Quarter and Full Year 2017 Summary of Financial Results
During the three and twelve months ended December 31, 2017, the Company generated solid operating results.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016
Net sales
Reported net sales (GAAP)	$840,881	$747,574	$3,365,968	$3,093,743

Net income and EPS
Net income (GAAP)	17,642	10,418	57,425	30,880
Diluted earnings per share (GAAP)	0.26	0.16	0.85	0.46
Adjusted net income (non-GAAP)	15,334	14,270	68,989	62,579
Adjusted net income per diluted share (non-GAAP)	0.23	0.21	1.02	0.94

Adjusted EBITDA (non-GAAP)	47,566	44,450	200,003	193,890
Adjusted EBITDA margin (non-GAAP)	5.7%	5.9%	5.9%	6.3%

Net cash provided by operating activities	45,754	43,067	93,934	106,888
Fourth Quarter 2017 Financial Results Compared to Prior Year Period

•
Net sales increased 12.5% to $840.9 million. The Company estimates that net sales increased 6.3% from lumber and lumber sheet goods commodity price inflation, 4.0% from increased volumes and 2.2% from recent acquisitions.

•
Gross profit increased 8.5% to $196.1 million. Gross profit as a percentage of sales (“gross margin”) was 23.3%, compared to 24.2% for the fourth quarter of 2016. Gross margin for the fourth quarter of

2017 reflects an approximately 110 basis point decline in gross margin within the lumber and lumber sheet goods product category, as compared to the prior year, and a higher percentage of total net sales from the lumber and lumber sheet goods product category, which realizes lower than Company average gross margins.  These decreases were partially offset by approximately $0.3 million of merger-related synergies within cost of sales.

•
Selling, general and administrative expenses increased $14.1 million to $154.7 million, primarily related to $3.9 million of costs related to acquired companies, $2.7 million related to an increase in the provision for workers’ compensation claims and $6.1 million related to medical costs and changes in the quarterly timing of other benefits. Selling, general and administrative expenses as a percent of sales declined 40 basis points to 18.4%, compared to 18.8% for the fourth quarter of 2016.

•
Depreciation expense, including the portion reported within cost of sales, increased to $13.2 million, compared to $12.7 million in the fourth quarter of 2016. The increase was primarily driven by replacements and additions of delivery fleet, material handling equipment and operating equipment.

•	Amortization expense was $4.1 million, compared to $4.8 million in the fourth quarter of 2016. This decrease related to intangible assets that became fully amortized.

•	Interest expense was $6.1 million in both periods.

•
Other income, net was $3.3 million, compared to $0.5 million in the fourth quarter of 2016, which consisted primarily of income related to the final settlement of insurance claims made by the Company for a fire at one of the Company’s facilities during 2015.

•	Net income increased $7.2 million to $17.6 million, including a $3.6 million benefit from the 2017 Tax Act.

•	Adjusted net income (non-GAAP) increased to $15.3 million, or $0.23 per diluted share, compared to Adjusted net income of $14.3 million, or $0.21 per diluted share, in the fourth quarter of 2016.

•	Adjusted EBITDA (non-GAAP) was $47.6 million, an increase of $3.1 million.

•	Adjusted EBITDA margin (non-GAAP) declined 20 basis points to 5.7%.

•	Cash provided by operating activities of $45.8 million, an increase of $2.7 million, primarily due to higher net income.

Full Year 2017 Financial Results Compared to Full Year 2016

•
Net sales increased 8.8% to $3.4 billion. The Company estimates that net sales increased 4.2% from lumber and sheet goods commodity price inflation, 2.8% from increased volumes and 1.8% from recent acquisitions.

•
Gross profit increased 7.2% to $795.5 million. Gross margin was 23.6%, as compared to 24.0% for full year 2016. Gross margin for full year 2017 reflects an approximately 90 basis point decline in gross margin within the lumber and lumber sheet goods product category, as compared to the prior year, and a higher percentage of total net sales from the lumber and lumber sheet goods product category.  These decreases were partially offset by approximately $7.4 million of merger-related synergies within cost of sales.

•
Selling, general and administrative expenses increased $47.7 million to $619.5 million, primarily related to $16.5 million of increased shipping and handling costs to serve higher sales volumes, $12.5 million of incremental expenses from acquired operations, an increase in the provision for workers’ compensation claims of $5.6 million and an increase in health care costs of $5.5 million. Selling, general and administrative expenses as a percent of sales declined to 18.4%, as compared to 18.5% in 2016.

•
Depreciation expense, including the portion reported within cost of sales, increased to $53.2 million, as compared to $48.0 million in 2016. The increase was primarily driven by replacements and additions of delivery fleet, material handling equipment and operating equipment.

•	Amortization expense was $16.0 million, as compared to $20.7 million in 2016. The decrease in amortization expense for full year 2017 related to intangible assets that became fully amortized.

•	Interest expense decreased to $25.0 million, compared to $30.1 million in 2016. The decrease primarily resulted from the successful refinancing of the Company’s long-term notes in September 2016.

•	Net income increased $26.5 million to $57.4 million. 2016 results included a pre-tax impairment charge of $11.9 million and a pre-tax loss on debt extinguishment of $12.5 million.

•	Adjusted EBITDA (non-GAAP) was $200.0 million, an increase of $6.1 million.

•	Adjusted EBITDA margin (non-GAAP) declined 40 basis points to 5.9%.

Liquidity and Capital Resources
Total liquidity as of December 31, 2017 was approximately $320.0 million, which included cash and cash equivalents of $11.8 million and $308.2 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the fourth quarter and full year of 2017 totaled $12.0 million and $63.3 million, respectively. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $2.5 million of assets during the full year 2017 under capital lease arrangements, consisting primarily of material handling equipment.

CEO Search
On January 10, 2018, the Company announced that President and CEO, Peter C. Alexander left the Company under mutual agreement with the Board of Directors. David L. Keltner assumed the role of Interim President and CEO while the Board conducts a formal search for a permanent replacement. The Board of Directors has engaged a leading executive search firm and has formed a committee to oversee the process to find the individual with the right experience, vision and track record to accelerate the Company’s strategy.

Conference Call Information
BMC will host a conference call on Tuesday February 27, 2018 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website - ir.buildwithbmc.com - in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13676432. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 6, 2018. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under "Reconciliation of GAAP to Non-GAAP Measures."

About BMC Stock Holdings, Inc.
With $3.4 billion in 2017 net sales, BMC is one of the leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	fluctuation of commodity prices and prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning ("ERP") information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•	other factors discussed or referred to in the "Risk Factors" section of BMC's most recent Annual Report on Form 10-K to be filed with the SEC on March 1, 2018.
All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
(in thousands, except per share amounts)
Net sales
Building products	$641,531	$567,207	$2,561,454	$2,336,041
Construction services	199,350	180,367	804,514	757,702
	840,881	747,574	3,365,968	3,093,743
Cost of sales
Building products	479,330	415,918	1,906,583	1,725,843
Construction services	165,465	150,929	663,870	625,935
	644,795	566,847	2,570,453	2,351,778
Gross profit	196,086	180,727	795,515	741,965

Selling, general and administrative expenses	154,676	140,623	619,546	571,799
Depreciation expense	10,467	10,575	43,022	38,441
Amortization expense	4,056	4,839	16,003	20,721
Merger and integration costs	1,997	4,252	15,336	15,340
Impairment of assets	—	45	435	11,928
	171,196	160,334	694,342	658,229
Income from operations	24,890	20,393	101,173	83,736
Other income (expenses)
Interest expense	(6,076)	(6,111)	(25,036)	(30,131)
Loss on debt extinguishment	—	—	—	(12,529)
Other income, net	3,324	469	5,690	4,070
Income before income taxes	22,138	14,751	81,827	45,146
Income tax expense	4,496	4,333	24,402	14,266
Net income	$17,642	$10,418	$57,425	$30,880

Weighted average common shares outstanding
Basic	67,020	66,599	66,900	66,055
Diluted	67,589	67,065	67,404	66,609

Net income per common share
Basic	$0.26	$0.16	$0.86	$0.47
Diluted	$0.26	$0.16	$0.85	$0.46

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2017	December 31, 2016
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$11,750	$8,917
Accounts receivable, net of allowances	322,892	313,304
Inventories, net	309,060	272,276
Costs in excess of billings on uncompleted contracts	28,738	26,373
Income taxes receivable	3,748	2,437
Prepaid expenses and other current assets	57,949	43,635
Total current assets	734,137	666,942
Property and equipment, net of accumulated depreciation	295,820	286,741
Deferred income taxes	—	550
Customer relationship intangible assets, net of accumulated amortization	166,306	164,191
Other intangible assets, net of accumulated amortization	1,306	3,024
Goodwill	261,792	254,832
Other long-term assets	13,989	18,734
Total assets	$1,473,350	$1,395,014
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$174,583	$165,540
Accrued expenses and other liabilities	96,262	88,786
Billings in excess of costs on uncompleted contracts	18,428	15,691
Interest payable	4,769	5,619
Current portion:
Long-term debt and capital lease obligations	7,739	11,155
Insurance reserves	13,496	16,021
Total current liabilities	315,277	302,812
Insurance reserves	38,470	39,184
Long-term debt	349,059	344,827
Long-term portion of capital lease obligations	14,838	20,581
Deferred income taxes	1,768	—
Other long-term liabilities	7,039	7,009
Total liabilities	726,451	714,413
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 67.3 million and 66.8 million shares issued, and 67.1 million and 66.7 million outstanding at December 31, 2017 and December 31, 2016, respectively	673	668
Additional paid-in capital	659,440	649,280
Retained earnings	90,607	33,182
Treasury stock, at cost, 0.2 million and 0.1 million shares at December 31, 2017 and December 31, 2016, respectively	(3,821)	(2,529)
Total stockholders' equity	746,899	680,601
Total liabilities and stockholders' equity	$1,473,350	$1,395,014

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$57,425	$30,880
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	53,214	47,959
Amortization of intangible assets	16,003	20,721
Amortization of debt issuance costs	1,684	3,114
Deferred income taxes	2,318	(3,571)
Non-cash stock compensation expense	6,769	7,252
Gain on sale of property, equipment and real estate	(1,683)	(1,396)
Gain on insurance proceeds	(1,991)	(1,003)
Impairment of assets	435	11,928
Loss on debt extinguishment	—	12,529
Amortization of inventory step-up charges	—	2,884
Other non-cash adjustments	552	98
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(3,252)	(10,128)
Inventories, net	(32,297)	(31,200)
Costs in excess of billings on uncompleted contracts	(2,364)	(3,845)
Income taxes receivable	(1,311)	9,627
Prepaid expenses and other current assets	(13,191)	(12,208)
Other long-term assets	3,458	(126)
Accounts payable	3,477	28,592
Accrued expenses and other liabilities	5,417	(5,859)
Billings in excess of costs on uncompleted contracts	2,737	(197)
Insurance reserves	(3,239)	(16)
Other long-term liabilities	(227)	853
Net cash provided by operating activities	93,934	106,888
Cash flows from investing activities
Purchases of property, equipment and real estate	(63,278)	(38,067)
Purchases of businesses, net of cash acquired	(38,438)	—
Proceeds from sale of property and equipment	13,445	3,187
Insurance proceeds	—	1,151
Net cash used in investing activities	(88,271)	(33,729)

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in thousands)	2017	2016
Cash flows from financing activities
Proceeds from revolving line of credit	995,306	1,544,064
Repayments of proceeds from revolving line of credit	(990,844)	(1,696,324)
Payments on capital lease obligations	(9,926)	(8,800)
Principal payments on other notes	(2,627)	(3,303)
Secured borrowings	2,880	1,427
Proceeds from exercise of stock options	3,396	1,301
Purchase of treasury stock	(977)	(2,023)
Payments of debt issuance costs	(38)	(7,011)
Proceeds from issuance of Senior Notes	—	350,000
Redemption of Extinguished Senior Notes	—	(250,000)
Proceeds from issuance of common stock, net of offering costs	—	13,776
Payments of debt extinguishment costs	—	(8,438)
Net cash used in financing activities	(2,830)	(65,331)
Net increase in cash and cash equivalents	2,833	7,828
Cash and cash equivalents
Beginning of period	8,917	1,089
End of period	$11,750	$8,917

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$129,237	15.4%	$108,145	14.5%	19.5%
Lumber & lumber sheet goods	284,585	33.8%	231,450	31.0%	23.0%
Millwork, doors & windows	229,823	27.3%	216,187	28.9%	6.3%
Other building products & services	197,236	23.5%	191,792	25.6%	2.8%
Total net sales	$840,881	100.0%	$747,574	100.0%	12.5%

	Year Ended December 31, 2017		Year Ended December 31, 2016 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$522,619	15.5%	$461,761	14.9%	13.2%
Lumber & lumber sheet goods	1,114,219	33.1%	938,563	30.3%	18.7%
Millwork, doors & windows	907,377	27.0%	894,889	28.9%	1.4%
Other building products & services	821,753	24.4%	798,530	25.9%	2.9%
Total net sales	$3,365,968	100.0%	$3,093,743	100.0%	8.8%
(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization, Merger and integration costs, non-cash stock compensation expense, impairment of assets, acquisition costs, loss on debt extinguishment, inventory step-up charges and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•
Adjusted net income is defined as net income plus Merger and integration costs, non-cash stock compensation expense, impairment of assets, acquisition costs, loss on debt extinguishment, inventory step-up charges and other items, and after tax effecting those items, less the one-time benefit of the 2017 Tax Act.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares

Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income	$17,642	$10,418	$57,425	$30,880
Interest expense	6,076	6,111	25,036	30,131
Income tax expense	4,496	4,333	24,402	14,266
Depreciation and amortization	17,221	17,583	69,217	68,680
Merger and integration costs	1,997	4,252	15,336	15,340
Non-cash stock compensation expense	2,018	1,708	6,769	7,252
Impairment of assets (a)	—	45	435	11,928
Acquisition costs (b)	107	—	424	—
Loss on debt extinguishment	—	—	—	12,529
Inventory step-up charges (c)	—	—	—	2,884
Other items (d)	(1,991)	—	959	—
Adjusted EBITDA	$47,566	$44,450	$200,003	$193,890
Adjusted EBITDA margin	5.7%	5.9%	5.9%	6.3%

Net income	$17,642	$10,418	$57,425	$30,880
Merger and integration costs	1,997	4,252	15,336	15,340
Non-cash stock compensation expense	2,018	1,708	6,769	7,252
Impairment of assets (a)	—	45	435	11,928
Acquisition costs (b)	107	—	424	—
Loss on debt extinguishment	—	—	—	12,529
Inventory step-up charges (c)	—	—	—	2,884
Other items (d)	(1,991)	—	959	—
Tax effect of adjustments to net income (e)	(817)	(2,153)	(8,737)	(18,234)
One-time benefit of the 2017 Tax Act (f)	(3,622)	—	(3,622)	—
Adjusted net income	$15,334	$14,270	$68,989	$62,579

Diluted weighted average shares	67,589	67,065	67,404	66,609
Adjusted net income per diluted weighted average share	$0.23	$0.21	$1.02	$0.94

(a)
For the year ended December 31, 2017, represents the write down of real estate held for sale to the lower of depreciated cost or estimated fair value less expected disposition costs. During the year ended December 31, 2016, the Company decided to integrate all operations under the Legacy SBS ERP system, and to discontinue use of the Legacy BMHC ERP system. In connection with this decision, the Company impaired capitalized software costs of $11.9 million.

(b)
Represents costs incurred during the three and twelve months ended December 31, 2017 related to the acquisitions of Code Plus Components, LLC, Texas Plywood and Lumber Company, Inc. and W.E. Shone Co. (“Shone Lumber”).

(c)	Represents expense incurred during the year ended December 31, 2016 in relation to the sell-through of inventory which was stepped up in value in connection with the merger.
(d)
For the three months ended December 31, 2017, represents income related to the final settlement of insurance claims made by the Company for a fire at one of the Company's facilities during 2015 of $2.0 million (the “Insurance Income”). For the year ended December 31, 2017, represents expense incurred related to pending litigation of $3.0 million net of the Insurance Income.

(e)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 38.3%, 38.0%, 37.4% and 37.9% for the three months ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, respectively. The tax effect of adjustments to net income exclude non-deductible Merger-related costs of $0, $0.3 million, $0.5 million and $1.8 million for the three months ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, respectively.

(f)	Represents a one-time benefit related to the revaluation of deferred taxes as a result of the 2017 Tax Act.